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                                                                 EXHIBIT 10.59

[TARGET THERAPEUTICS LETTERHEAD]





March 9, 1994


Dr. Abhi Acharya
1025 Tracy Drive
Silver Springs,Maryland 20904

Dear Abhi:

It was a pleasure talking to you yesterday about Target, your opportunities and aspirations, and our mutual match of interest. We would be delighted to have you join us. As we discussed, Target is prepared to make you an offer of employment. Following is our "standard" offer letter, with additional specifics outlined below:

Status:                 Active Full Time (Exempt)
Job Title:              Vice President of Regulatory and Quality Affairs
Reports To:             Gary Bang, President and CEO
Salary:                 $2,692.30 per week of employment, to be paid on a
                        biweekly basis
Start Date:             To be determined
Benefits:               Per company policy (please see attached summary)

Terms and conditions of this offer between you and Target shall be kept in confidence. All employment is considered "at will" and may be terminated by either party at any time during the employment relationship, with or without cause.

With the Board of Directors' approval, you will be granted options to purchase 25,000 shares of Common Stock of Target Therapeutics at the market price the day of the Board of Directors' meeting following your date of hire.

In addition, through a bonus program, you will be eligible to earn 20% of your annual base salary through successful achievement of corporate and individual objectives.

Target is prepared to assist with your relocation by providing either a lump sum amount or a reimbursement that will keep you "whole" in your transition to California. This will be a complete relocation package that will consist of such elements as temporary housing, movement of household goods, packing and unpacking of household goods, storage, and paying for the sales commission on your home. The specifics of the relocation will be outlined in a separate letter once they have been determined. An individual named Mark Urban from Relocation Financial Services will soon be calling you to discuss specifics about your home, so that we can arrive at an appropriate relocation package. If you wish to call Mark, his number is (408) 261-2500. Should you voluntarily leave the employment of Target within the first year of employment, you will be required to repay the relocation assistance that Target provides.




          47201 LAKEVIEW BLVD.  P.O. BOX 5120  FREMONT, CA 94537-5120
                      PHONE 510/440-7700  FAX 510/440-7780


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Target is also prepared to pay you a mortgage differential over a 3-year period, if appropriate based on cost of living differentials between your current residence and the San Francisco Bay Area. This will also be determined and outlined in the letter which describes the relocation specifics.

We have enclosed a brochure on the Bay Area which you may find of interest called "Living in the Bay Area."

While we have every expectation that our relationship will be a success, we are realistic enough to recognize that work relationships sometimes do not succeed because there is not the right fit between individuals or due to other unforeseen circumstances. For that reason, we believe it is beneficial for both of us to clarify in advance our rights and expectations in the event our relationship does not succeed, as follows:

You shall have the right to terminate your employment relationship with Target at any time upon two weeks' notice. Target shall have the right to terminate your employment for cause at any time. In the event you are terminated for cause, your employment relationship with Target will end immediately and you will not be entitled to any further payments other than salary and benefits earned as of the date of termination. Target also has the right to terminate your employment at any time without cause. In the event that you are terminated without cause, you will receive 9 months' salary as severance pay and Target will continue to provide benefits to you for 9 months following your termination date. In consideration of such severance payments and benefits, you agree that you have no further rights or remedies in connection with your termination.

Abhi, Target is so pleased to be making you this offer of employment. If you have any questions at all, please feel free to call me at (510) 440-7706.
If you would like to discuss the benefits package further, you may also wish to call Janet Blum, Target's Director of Human Resources, at (510) 440-7765.

If these terms are acceptable, please sign the enclosed second copy of this letter and return it to me by March 21. We look forward to your favorable response.

Sincerely,

/s/ Gary Bang
- ------------------------------
Gary Bang
President and CEO

/s/ Abhi Acharya                   3/16/94
- ------------------------------     ---------------------------------
Accepted, Abhi Acharya             Date





          47201 LAKEVIEW BLVD.  P.O. BOX 5120  FREMONT, CA 94537-5120
                      PHONE 510/440-7700  FAX 510/440-7780